SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 13G
Under the Securities Exchange Act of
1934
(Amendment No. )
SHOP AT HOME, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
825066301
(CUSIP Number)
Check the following box if a fee is being
paid with this statement.
(A fee is not required only if the filing
person: (1) has a previous statement on file
reporting beneficial ownership of more than
five percent of the class of securities
described in Item 1; and (2) has filed no
amendment subsequent thereto reporting
beneficial ownership of five percent or less
of such class). (See Rule 13d-7).
The remainder of this cover page shall be
filled out for a reporting person's initial
filing on this form with respect to the
subject class of securities, and for any
subsequent amendment containing information
which would alter the disclosures provided
in a prior cover page.
The information required in the remainder of
this cover page shall not be deemed to be
"filed" for the purpose of Section 18 of the
Securities Exchange Act of 1934 ("Act") or
otherwise subject to the liabilities of that
section of the Act but shall be subject to
all other provisions of the Act (however,
see the Notes).
(Continued on following pages(s))
CUSIP NO. 825066301
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
NationsBank Corporation
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
852123
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
2433423
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
2438123
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
11.24
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 825066301
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NationsBanc Montgomery Securities LLC
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
847423
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
2433423
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
2433423
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
11.22
12
TYPE OF REPORTING PERSON *
IA
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 825066301
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
NB Holdings Corporation
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
4700
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
0
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
4700
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
 .02
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
CUSIP NO. 825066301
13G
1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON
Barnett Bank, N.A.
2
CHECK THE APPROPRIATE BOX IF A MEMBER
OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH
5
SOLE VOTING POWER
4700
6
SHARED VOTING POWER
0
7
SOLE DISPOSITIVE POWER
0
8
SHARED DISPOSITIVE POWER
0
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY
EACH REPORTING PERSON
4700
10
CHECK BOX IF THE AGGREGATE AMOUNT IN
ROW (9) EXCLUDES CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9
 .02
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
SCHEDULE 13G
Item 1(a) Name of Issuer:
Shop At Home, Inc.
Item 1(b) Address of Issuer's Principal
Executive Offices:
5210 Schubert Road
P. O. Box 12600
Knoxville, Tennessee 37912
Item 2(a) Name of Person(s) Filing:
(a) NationsBank Corporation
(b) NationsBanc Montgomery Securities LLC
(c) NB Holdings Corporation
(d) Barnett Bank, N.A.
Item 2(b) Address of Principal Business
Office or, if none, Residence:
(a) 101 South Tryon Street, NationsBank
Plaza, Charlotte, North Carolina 28255
(b) 600 Montgomery Street, San Francisco,
California 94111
(c) 100 North Tryon Street, NationsBank
Corporate Center, Charlotte, North Carolina
28255
(d) 50 North Laura Street, Jacksonville,
Florida 32202
Item 2(c) Citizenship:
(a) North Carolina corporation
(b) Delaware corporation
(c) North Carolina corporation
(d) U.S. National Banking Association
Item 2(d) Title of Class of Securities:
Common Stock
Item 2(e) CUSIP Number:
825066301
Item 3 If this statement is filed pursuant
to Rules 13d-1(b), or 13d-2(b), check
whether the person filing is a:
(a)
Broker or Dealer registered under Section 15
of the Act
(b)
X
Bank as defined in Section 3(a)(6) of the
Act
(c)
Insurance Company as defined in Section
3(a)(19) of the Act
(d)
Investment Company registered under Section
8 of the Investment Company Act (e)
X
Investment Advisor registered under Section
203 of the
Investment Advisors Act of 1940
(f)
Employee Benefit Plan, Pension Fund which is
subject to the
provisions of the Employee Retirement Income
Security Act of 1974 or Endowment Fund; see
Sub-section 240.13d-1(b)(1)(ii)(F)
(g)
X
Parent Holding Company in accordance with
Sub-section
240.13d-1(b)(ii)(G) (Note: See Item 7)
(h)
X
Group, in accordance with Sub-section
240.13d-1(b)(1)(ii)(H)
The following entities are holding
companies:
NationsBank Corporation
NB Holdings Corporation
The following entities are banks:
Barnett Bank, N.A.
The following entities are registered
investment advisors:
NationsBanc Montgomery Securities LLC
Item 4 Ownership:
With respect to the beneficial ownership of
the reporting entity as of 3/31/98, see
Items 5 through 11, inclusive, of the
respective cover pages of this Schedule 13G
applicable to such entity which are
incorporated herein by reference.
Item 5 Ownership of Five Percent or Less of
a Class:
If this statement is being filed to report
the fact that as of the date hereof the
reporting person has ceased to be the
beneficial owner of more than five percent of
the class of securities, check the following
Item 6 Ownership of More Than Five Percent on
Behalf of Another Person:
To the extent that the reported shares are
held in various fiduciary accounts, dividends
and the proceeds of such shares are payable
to other persons, including such accounts,
the beneficiaries or settlors thereof or a
combination of such persons. In certain
instances, other persons (including
beneficiaries and settlors) may be deemed to
have the
power to direct receipt of dividends or the
proceeds of the sale of shares reported
herein. To the best of the undersigned's
knowledge and belief, no one other person has
such an economic interest relating to more
than 5% of the class of reported shares.
Item 7 Identification and Classification of
the Subsidiary Which Acquired
the Security Being Reported on By the Parent
Holding Company:
Pursuant to Rule 13d-1(b)(1)(ii)(G) of the
Securities Exchange Act of 1934, NationsBank
Corporation is filing this Schedule 13G as a
parent holding company of the following:
a. NB Holdings Corporation, which is a
holding company of its subsidiaries, Barnett
Bank, N.A.
classifiable under Item 3(b) as Banks as
defined in Section 3(a)(6) of the Securities
Exchange Act of 1934.
b. NationsBanc Montgomery Securities LLC, a
registered investment advisor under the
Investment Advisors Act of 1940.
Item 8 Identification and Classification of
Members of the Group:
Except for the relationships referred to in
Item 7 hereof, the reporting entities do not
affirm the existence of a group. This Form is
filed on behalf of each of the entities
listed in Item 2(a) hereof.
Item 9 Notice of Dissolution of Group:
Not Applicable
Item 10 Certification:
By signing below, I certify that, to the best
of my knowledge and belief, the securities
referred to above were acquired in the
ordinary course of business and were not
acquired for the purpose of and do not have
the effect of changing or influencing the
control of the issuer of such securities and
were not acquired in connection with or as a
participant in any transaction having such
purpose or effect.
Signature
After reasonable inquiry and to the best of
my knowledge and belief, I certify that the
information set forth in this statement is
true, complete and correct.
NATIONSBANK CORPORATION
NATIONSBANC MONTGOMERY SECURITIES LLC
NB HOLDINGS CORPORATION
BARNETT BANK, N.A.
Date:
April 10, 1998
By:
Name: Satish G. Pattegar
Title: Senior Vice President